Exhibit 99.1

Sunoco LP Announces 3Q 2014 Financial and Operating Results,
Updates Recent Developments

•3Q distribution increased 5% versus 2Q, 16.4% versus 3Q 2013 levels
•Gallons sold increased 17% versus 3Q 2013 volumes
•Equity and bank financings significantly expand capacity for growth

•	Pending and completed acquisitions expected to significantly increase Partnership’s EBITDA(1) and distributable cash flow(1)
Conference Call Scheduled for 10:00 a.m. ET (9:00 a.m. CT) on November 6

HOUSTON, November 5, 2014 - Sunoco LP (NYSE: SUN) (the "Partnership"), formerly Susser Petroleum Partners LP, today announced financial and operating results for the three and nine months ended September 30, 2014 and provided an update on recent developments.

Reported net income for the quarter was $1.0 million, or $0.04 per diluted unit, compared with $9.6 million, or $0.43 per diluted unit, in the third quarter of 2013. Reported net income includes the impact of $5.1 million, or $0.23 per diluted unit, in charges related to the merger with Energy Transfer Partners, L.P. (NYSE: ETP), other acquisition activity and revolving credit facility refinancing.

Adjusted EBITDA(1) totaled $14.0 million, and distributable cash flow(1) was $11.8 million, versus $13.8 million and $12.7 million, respectively, for the prior-year period. Negatively impacting both Adjusted EBITDA and distributable cash flow are $3.0 million in cash and non-cash charges, a portion of which stem from the Partnership's adoption of the last-in first-out inventory method for fuel on September 1, 2014. The charges impacting net income, Adjusted EBITDA and distributable cash flow are further detailed at the end of this news release.

Revenue in the third quarter was $1.3 billion, an 11.8 percent increase compared to $1.2 billion in the comparable period last year. The increase was the result of a 17.2 percent increase in gallons sold and an 83.8 percent increase in rental income, partly offset by a 14-cent-per-gallon decrease in the average selling price per gallon.

Gross profit for the latest quarter totaled $21.9 million, a 19.0 percent increase compared to $18.4 million in the third quarter of 2013. On a weighted average basis, fuel margin for all gallons sold increased slightly to 3.8 cents per gallon, compared to 3.7 cents per gallon a year earlier, excluding the impact of fuel inventory valuation adjustments.

Affiliate customers at September 30 included 645 Stripes® and Sac-N-Pac™ convenience stores operated by a subsidiary of our parent company, ETP, as well as sales of motor fuel to ETP for resale under consignment arrangements at approximately 85 independently operated convenience stores. Motor fuel gallons sold to affiliates during the third quarter increased 12.7 percent from a year ago to 302.7 million gallons. Gross profit on these gallons totaled $9.2 million, or 3.0 cents per gallon, versus $8.1 million, or 3.0 cents per gallon, in same period last year.

Third-party customers included 516 independent dealers under long-term fuel supply agreements, 22 independently operated consignment locations and over 1,900 other commercial customers. Total gallons sold to third parties increased year-over-year by 26.5 percent to 165.6 million gallons. Gross profit on these gallons was $8.9 million excluding a $2.1 million non-cash fuel valuation adjustment, or 5.3 cents per gallon, compared to $6.8 million, or 5.2 cents per gallon, in the prior-year period.

"The Partnership delivered a strong 19 percent increase in gross profit and a 17 percent increase in gallons sold during the third quarter,” said Bob Owens, Sunoco LP President and Chief Executive Officer. “This solid 3Q performance allowed us to increase our distribution to unitholders by 5 percent quarter over quarter.

“More importantly, during the third quarter we set the stage for what we expect to be the start of an aggressive growth campaign for Sunoco LP, with the first drop-down on October 1, 2014, of the Mid-Atlantic Convenience Store assets from ETP to SUN, our agreement to acquire the Aloha Petroleum wholesale and retail business in Hawaii, and new equity and bank financings totaling more than $1.6 billion to help finance that growth and strengthen our balance sheet. The MACS and Aloha transactions combined approximately triple Sunoco LP’s EBITDA(1).

“We expect to further our expansion in 2015 as our parent, ETP, begins to drop down the high quality assets of Sunoco Inc. and Susser Holdings. We expect to grow not only through asset dropdowns from our parent, but also through organic expansion of the Partnership and of the legacy Sunoco and Stripes businesses, as well as through opportunistic acquisitions like Aloha that make sense strategically and financially.

“In late October we were proud to return the SUN ticker symbol to the New York Stock Exchange, where it traded for nearly 87 years until Sunoco Inc. was purchased by ETP. In mid-October, we installed our first Sunoco fuel sign over a newly constructed Stripes convenience store north of Houston, and we look forward to continuing the rollout of our iconic fuel brand across Stripes’ high-growth markets,” Owens said.

YTD 2014 Compared to YTD 2013
Revenue for the first nine months of 2014 totaled $3.9 billion, a 15.4 percent increase compared to the first nine months of 2013. Gross profit for this period increased 30.1 percent year-over-year to $66.2 million. Total gallons of motor fuel sold to affiliates increased by 11.5 percent to 873.7 million gallons, and gallons sold to third parties increased by 31.8 percent to 489.8 million. On a weighted average basis, fuel margin for all gallons sold increased to 3.8 cents per gallon for the first nine months of 2014 from the 3.6 cents per gallon in the comparable 2013 period. Adjusted EBITDA was $45.2 million, compared to $37.8 million for the 2013 period, and distributable cash flow was $39.5 million, versus $35.0 million for the first nine months of last year.

Distribution Increase
The Board of Directors of SUN’s general partner has declared a quarterly distribution for the third quarter of 2014 of $0.5457 per unit, which corresponds to $2.18 per unit on an annualized basis. This represents a 5.0 percent increase compared to the distribution for the second quarter of 2014 and a 16.4 percent increase compared with the third quarter of 2013. The Partnership will pay a total distribution of approximately $18.8 million, including $6.5 million on approximately 12 million recently-issued units, and a $0.3 million incentive distribution rights payment to ETP.

The distribution will be paid on November 28, 2014 to unitholders of record on November 18, 2014. Immediately prior to the distribution, there are expected to be approximately 34.0 million units outstanding, including all of the Partnership's common and subordinated units.

Name and Ticker Change
Effective with the beginning of trading on the New York Stock Exchange on October 27, 2014, the Partnership changed its name from Susser Petroleum Partners LP to Sunoco LP and its ticker symbol from SUSP to SUN. Additionally, SUN's general partner, Susser Petroleum Partners GP LLC, also changed its name to Sunoco GP LLC. No action is required by unitholders as a result of these changes.

Completion of ETP’s Acquisition of SUN’s General Partner
On August 29, 2014, ETP completed its acquisition of Susser Holdings Corporation, the owner of Sunoco LP’s general partner. As a result of this transaction, a subsidiary of ETP now owns 100 percent of the general partner of Sunoco LP, along with 100 percent of the incentive distribution rights. ETP currently owns a 44.2 percent limited partner interest in SUN.

MACS Acquisition
On October 1, 2014, Sunoco LP acquired Mid-Atlantic Convenience Stores, LLC ("MACS") from its parent, ETP, for approximately $768 million. SUN issued approximately 4 million new SUN common units to ETP and paid $556 million of cash. MACS includes approximately 110 company-operated convenience stores and 200 dealer-operated and consignment sites in Virginia, Maryland, Tennessee and Georgia offering Sunoco, Exxon, Mobil and Shell branded motor fuel.

Aloha Acquisition
Sunoco LP agreed to acquire Honolulu-based Aloha Petroleum Ltd., the largest independent gasoline marketer and one of the largest convenience store operators in Hawaii. The transaction includes six fuel storage terminals and a wholesale fuel distribution network that markets to approximately 100 company- or dealer-operated stores. The base purchase price is $240 million, subject to a post-closing earn-out, closing adjustments and before transaction expenses. The acquisition is expected to close by year-end.

Financings
Revolving Credit Facility: Concurrent with the signing of the definitive agreements governing the acquisitions of MACS and Aloha Petroleum, the Partnership also announced on September 25, 2014, that it had entered into a new $1.25 billion revolving credit facility with a syndicate of banks. The new facility was used to repay outstanding amounts under its previous $400 million revolver, to provide short-term financing for the completed and pending asset purchases and for general partnership purposes. At September 30, 2014, SUN had borrowings against its revolving line of credit of $270 million and $10.9 million in standby letters of credit, leaving unused availability of $969.1 million. On October 1, 2014, an additional $556 million was drawn on the revolver to fund the cash portion of the MACS acquisition.

Equity Offering: On October 21, 2014, the Partnership issued 8 million new common units in a public offering at a price of $46.25 per unit. Net proceeds of approximately $359 million were used to pay down the revolver and for general corporate purposes.
Sale-leasebacks: SUN completed sale-leaseback transactions for eight Stripes convenience stores during the third quarter, and four more to date in the fourth quarter, bringing the year-to-date total to 25.
New Dealers
Six new contracted dealer sites were added in the third quarter, and seven sites were discontinued for a total of 538 third-party dealer and consignment locations supplied by SUN as of September 30, 2014, in addition to the 85 consignment sites supplied by a subsidiary of our parent company, ETP. Year to date, SUN has acquired or added 44 dealer sites and discontinued 12, and expects to add an additional 5 to 15 dealers during the fourth quarter in addition to the dealers and company-operated sites being acquired with the MACS and Aloha acquisitions.

Capital Spending
Including the Stripes store purchases, SUN’s gross capital expenditures for the third quarter were $38.4 million, which included $38.2 million for growth capital and $0.2 million for maintenance capital. Excluding the acquisition of MACS and Aloha, the Partnership expects to spend approximately $2 million to $5 million for maintenance capital for full year 2014, and approximately $150 million to $170 million on expansion capital. Included in growth capex is the purchase of 28 to 33 new Stripes stores that will be leased back to Stripes.

_______________________

1)
Adjusted EBITDA and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and distributable cash flow, and a reconciliation to net income for the periods presented.

Third Quarter Earnings Conference Call
Sunoco LP management will hold a conference call on Thursday, November 6, at 10:00 a.m. ET (9:00 a.m. CT) to discuss third quarter results and recent Partnership developments. To participate, dial 719-457-2652 approximately 10 minutes early and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations. A telephone replay will be available through November 13, by calling 719-457-0820 and using the access code 7733057.

Sunoco LP has posted a new Investor Update presentation to its website. Visit the Investor Relations section of our website at www.SunocoLP.com under Events & Presentations.

About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership (MLP) that primarily distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors. SUN also operates more than 100 convenience stores and retail fuel sites.  SUN’s general partner is a wholly-owned subsidiary of ETP. While primarily engaged in natural gas, natural gas liquids, crude oil and refined products transportation, ETP also operates a retail business with a network of more than 5,500 company- or independently-operated retail fuel outlets and convenience stores through its wholly owned subsidiaries, Sunoco, Inc. and Stripes LLC.  For more information, visit the Sunoco LP website at www.SunocoLP.com.

Forward-Looking Statements
This news release contains "forward-looking statements" which may describe Sunoco LP’s ("SUN") objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations, management's expectations, beliefs or goals regarding proposed transactions between ETP and SUN or SUN's acquisition of Aloha Petroleum, the expected timing of those transactions and the future financial and/or operating impact of those transactions, including the anticipated integration process and any related benefits, opportunities or synergies. These statements are based on current plans, expectations and projections and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: execution, integration, environmental and other risks related to acquisitions (including drop-downs) and our overall acquisition strategy; competitive pressures from convenience stores, gasoline stations, other non-traditional retailers and other wholesale fuel distributors located in SUN's markets; dangers inherent in storing and transporting motor fuel; SUN's ability to renew or renegotiate long-term distribution contracts with customers; changes in the price of and demand for motor fuel; changing consumer preferences for alternative fuel sources or improvement in fuel efficiency; competition in the wholesale motor fuel distribution industry; seasonal trends; severe or unfavorable weather conditions; increased costs; SUN's ability to make and integrate acquisitions; environmental laws and regulations; dangers inherent in the storage of motor fuel; reliance on suppliers to provide trade credit terms to adequately fund ongoing operations; acts of war and terrorism; dependence on information technology systems; SUN's and ETP's ability to consummate any proposed transactions, or to satisfy the conditions precedent to the consummation of such transactions; successful development and execution of integration plans; ability to realize anticipated synergies or cost-savings and the potential impact of the transactions on employee, supplier, customer and competitor relationships; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of SUN's and ETP's most recently filed annual reports on Form 10-K and current report on Form 8-K/A filed October 21, 2014. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Financial Schedules Follow

Contacts
Investors:
Clare McGrory, Senior VP, Finance and Investor Relations
(610) 833-3400, cpmcgrory@sunocoinc.com
Anne Pearson
Dennard-Lascar Associates
(210) 408-6321, apearson@dennardlascar.com

Media:
Jeff Shields, Communications Manager
(215) 977-6056, jpshields@sunocoinc.com
Jessica Davila-Burnett, Public Relations Director
(361) 654-4882, jessica.davila-burnett@susser.com

Sunoco LP
Consolidated Statements of Operations and Comprehensive Income (Loss)
Unaudited

	Predecessor		Successor
	Three Months Ended September 30, 2013	July 1, 2014 through August 31, 2014	September 1, 2014 through September 30, 2014
	(in thousands, except unit and per unit amounts)
Revenues:
Motor fuel sales to third parties	$386,977	$323,281	$146,936
Motor fuel sales to affiliates	775,769	571,755	256,110
Rental income	2,820	3,424	1,760
Other income	1,231	1,117	539
Total revenues	1,166,797	899,577	405,345
Cost of sales:
Motor fuel cost of sales to third parties	380,186	317,172	146,279
Motor fuel cost of sales to affiliates	767,657	565,494	253,212
Other	551	553	307
Total cost of sales	1,148,394	883,219	399,798
Gross profit	18,403	16,358	5,547
Operating expenses:
General and administrative	4,329	6,833	2,608
Other operating	606	1,169	875
Rent	261	196	87
Loss (gain) on disposal of assets	112	(3)	—
Depreciation, amortization and accretion	2,432	3,798	1,633
Total operating expenses	7,740	11,993	5,203
Income from operations	10,663	4,365	344
Interest expense, net	(921)	(1,491)	(2,080)
Income (loss) before income taxes	9,742	2,874	(1,736)
Income tax expense	(145)	(91)	(20)
Net income (loss) and comprehensive income (loss)	$9,597	$2,783	$(1,756)
Net income (loss) per limited partner unit:
Common (basic)	$0.44	$0.13	$(0.09)
Common (diluted)	$0.43	$0.13	$(0.09)
Subordinated (basic and diluted)	$0.44	$0.13	$(0.09)
Weighted average limited partner units outstanding:
Common units - public	10,927,611	10,957,974	10,974,491
Common units - affiliated	36,060	79,308	79,308
Subordinated units - affiliated	10,939,436	10,939,436	10,939,436

Cash distribution per unit	$0.4687	$—	$0.5457

Sunoco LP
Consolidated Statements of Operations and Comprehensive Income (Loss)
Unaudited

	Predecessor		Successor
	Nine Months Ended September 30, 2013	January 1, 2014 through August 31, 2014	September 1, 2014 through September 30, 2014
	(in thousands, except unit and per unit amounts)
Revenues:
Motor fuel sales to third parties	$1,109,849	$1,275,422	$146,936
Motor fuel sales to affiliates	2,257,800	2,200,394	256,110
Rental income	6,725	11,690	1,760
Other income	3,737	4,683	539
Total revenues	3,378,111	3,492,189	405,345
Cost of sales:
Motor fuel cost of sales to third parties	1,091,183	1,252,141	146,279
Motor fuel cost of sales to affiliates	2,234,336	2,177,028	253,212
Other	1,677	2,339	307
Total cost of sales	3,327,196	3,431,508	399,798
Gross profit	50,915	60,681	5,547
Operating expenses:
General and administrative	11,877	17,075	2,608
Other operating	1,805	4,964	875
Rent	765	729	87
Loss (gain) on disposal of assets	206	(39)	—
Depreciation, amortization and accretion	6,090	10,457	1,633
Total operating expenses	20,743	33,186	5,203
Income from operations	30,172	27,495	344
Interest expense, net	(2,370)	(4,767)	(2,080)
Income (loss) before income taxes	27,802	22,728	(1,736)
Income tax expense	(298)	(218)	(20)
Net income (loss) and comprehensive income (loss)	$27,504	$22,510	$(1,756)
Net income (loss) per limited partner unit:
Common (basic)	$1.26	$1.02	$(0.09)
Common (diluted)	$1.25	$1.02	$(0.09)
Subordinated (basic and diluted)	$1.26	$1.02	$(0.09)
Weighted average limited partner units outstanding:
Common units - public	10,925,870	10,944,309	10,974,491
Common units - affiliated	21,644	79,308	79,308
Subordinated units - affiliated	10,939,436	10,939,436	10,939,436

Cash distribution per unit	$1.3590	$1.0218	$0.5457

Sunoco LP
Consolidated Balance Sheets

	Predecessor	Successor
	December 31, 2013	September 30, 2014
		unaudited
	(in thousands, except units)
Assets
Current assets:
Cash and cash equivalents	$8,150	$10,601
Accounts receivable, net of allowance for doubtful accounts of $323 at December 31, 2013, and $491 at September 30, 2014	69,005	69,484
Receivables from affiliates	49,879	47,597
Inventories, net	11,122	27,051
Other current assets	66	2,123
Total current assets	138,222	156,856
Property and equipment, net	180,127	284,804
Other assets:
Marketable securities	25,952	—
Goodwill	22,823	613,722
Intangible assets, net	22,772	244,210
Other noncurrent assets	188	221
Total assets	$390,084	$1,299,813
Liabilities and equity
Current liabilities:
Accounts payable	$110,432	$115,477
Accounts payable to affiliates	—	5,858
Accrued expenses and other current liabilities	11,427	13,024
Current maturities of long-term debt	525	529
Total current liabilities	122,384	134,888
Revolving line of credit	156,210	270,000
Long-term debt	29,416	3,030
Deferred tax liability, long-term portion	222	1,108
Other noncurrent liabilities	2,159	2,061
Total liabilities	310,391	411,087
Commitments and contingencies:
Partners' equity:
Limited partners:
Common unitholders - public (10,936,352 units issued and outstanding at December 31, 2013 and 10,974,491 units issued and outstanding at September 30, 2014)	210,269	613,951
Common unitholders - affiliated (79,308 units issued and outstanding at December 31, 2013 and at September 30, 2014)	1,562	4,413
Subordinated unitholders - affiliated (10,939,436 units issued and outstanding at December 31, 2013 and September 30, 2014)	(132,138)	270,362
Total equity	79,693	888,726
Total liabilities and equity	$390,084	$1,299,813

Key Operating Metrics
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance. The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance.
The key operating metrics presented below for the three and nine months ended September 30, 2014, are the combined results of operations for the Partnership for the predecessor period ended August 31, 2014, and the successor period from September 1, 2014 through September 30, 2014. Please refer to the Consolidated Statements of Operations and Comprehensive Income (Loss) for the results for the respective periods.

	Three Months Ended				Nine Months Ended
	September 30, 2013		September 30, 2014		September 30, 2013		September 30, 2014
	(in thousands, except for selling price and gross profit per gallon)
Revenues:
Motor fuel sales to third parties (1)	$386,977		$470,217		$1,109,849		$1,422,358
Motor fuel sales to affiliates	775,769		827,865		2,257,800		2,456,504
Rental income	2,820		5,184		6,725		13,450
Other income	1,231		1,656		3,737		5,222
Total revenue (1)	1,166,797		1,304,922		3,378,111		3,897,534
Gross profit:
Motor fuel gross profit to third parties (2)	6,791		6,766		18,666		23,938
Motor fuel gross profit to affiliates	8,112		9,159		23,464		26,264
Rental income	2,820		5,184		6,725		13,450
Other	680		796		2,060		2,576
Total gross profit	$18,403		$21,905		$50,915		$66,228
Net income	$9,597		$1,027		$27,504		$20,754
Adjusted EBITDA (3)	$13,753		$13,955		$37,819		$45,192
Distributable cash flow (3)	$12,693		$11,804		$35,032		$39,494
Operating Data:
Total motor fuel gallons sold:
Third-party	130,959		165,618		371,732		489,787
Affiliated	268,565		302,734		783,715		873,747
Average wholesale selling price per gallon	$2.91		$2.77		$2.91		$2.84
Motor fuel gross profit (cents per gallon):
Third-party (2)	5.2	¢	5.3	¢	5.0	¢	5.3	¢
Affiliated	3.0	¢	3.0	¢	3.0	¢	3.0	¢
Volume-weighted average for all gallons	3.7	¢	3.8	¢	3.6	¢	3.8	¢

(1)
In December 2013, we revised our presentation of fuel taxes on motor fuel sales at our consignment locations to present such fuel taxes gross in motor fuel sales. Prior years' motor fuel sales have been adjusted to reflect this revision which also affects average wholesale selling price.

(2)
Fuel gross profit to third parties includes a $2.1 million non-cash fuel valuation adjustment charge in the third quarter and nine months ended September 30, 2014. This charge is excluded from the calculation of cents per gallon gross profit.

(3)
We define EBITDA as net income before net interest expense, income tax expense and depreciation and amortization expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. We define distributable cash flow as Adjusted EBITDA less cash interest expense, cash state franchise tax expense, maintenance capital expenditures, and other non-cash adjustments. EBITDA, Adjusted EBITDA and distributable cash flow are not financial measures calculated in accordance with GAAP.

We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•
distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loans;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.
The following tables present a reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and distributable cash flow:

	Predecessor		Successor
	Three Months Ended September 30, 2013	July 1, 2014 through August 31, 2014	September 1, 2014 through September 30, 2014	Combined Results for the Three Months Ended September 30, 2014
	(in thousands)
Net income (loss)	$9,597	$2,783	$(1,756)	$1,027
Depreciation, amortization and accretion	2,432	3,798	1,633	5,431
Interest expense, net	921	1,491	2,080	3,571
Income tax expense	145	91	20	111
EBITDA	13,095	8,163	1,977	10,140
Non-cash unit based compensation	546	3,208	610	3,818
Loss (gain) on disposal of assets and impairment charge	112	(3)	—	(3)
Adjusted EBITDA	13,753	11,368	2,587	13,955
Cash interest expense	825	1,404	474	1,878
State franchise tax expense (cash)	24	80	19	99
Maintenance capital expenditures	211	187	(13)	174
Distributable cash flow	$12,693	$9,697	$2,107	$11,804

	Predecessor		Successor
	Nine Months Ended September 30, 2013	January 1, 2014 through August 31, 2014	September 1, 2014 through September 30, 2014	Combined Results for the Nine Months Ended September 30, 2014
	(in thousands)
Net income (loss)	$27,504	$22,510	$(1,756)	$20,754
Depreciation, amortization and accretion	6,090	10,457	1,633	12,090
Interest expense, net	2,370	4,767	2,080	6,847
Income tax expense	298	218	20	238
EBITDA	36,262	37,952	1,977	39,929
Non-cash unit based compensation	1,351	4,692	610	5,302
Loss (gain) on disposal of assets and impairment charge	206	(39)	—	(39)
Adjusted EBITDA	37,819	42,605	2,587	45,192
Cash interest expense	2,084	4,454	474	4,928
State franchise tax expense (cash)	165	253	19	272
Maintenance capital expenditures	538	511	(13)	498
Distributable cash flow	$35,032	$37,387	$2,107	$39,494

	Supplemental Information - Impact of Unusual Items (1)
	(in thousands)
	Three Months Ended
	September 30, 2013			September 30, 2014
	Net Income	Adjusted EBITDA	Distributable Cash Flow	Net Income	Adjusted EBITDA	Distributable Cash Flow
As Reported	$9,597	$13,753	$12,693	$1,027	$13,955	$11,804
September 2014 revolver refinancing	—	—	—	1,606	—	—
Cash acquisition costs	248	248	248	688	688	688
Accelerated stock compensation	—	—	—	2,799	—	—
Fuel valuation adjustments	—	707	707	—	2,317	2,317
As Adjusted	$9,845	$14,708	$13,648	$6,120	$16,960	$14,809

	Nine Months Ended
	September 30, 2013			September 30, 2014
	Net Income	Adjusted EBITDA	Distributable Cash Flow	Net Income	Adjusted EBITDA	Distributable Cash Flow
As Reported	$27,504	$37,819	$35,032	$20,754	$45,192	$39,494
September 2014 revolver refinancing	—	—	—	1,606	—	—
Cash acquisition costs	248	248	248	690	690	690
Accelerated stock compensation	—	—	—	2,799	—	—
Fuel valuation adjustments	—	380	380	—	1,810	1,810
As Adjusted	$27,752	$38,447	$35,660	$25,849	$47,692	$41,994
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(1) Adjustments reflect the following:
•Non-cash interest expense related to write-off of unamortized loan costs on old revolver.

•	Cash legal and professional fees related to MACS, Aloha and Gainesville Fuel acquisitions; payroll taxes related to accelerated unit compensation.
•Non-cash accelerated unit compensation expense related to ETP merger.

•
Non-cash LIFO valuation adjustments and unrealized losses (gains) on commodity risk management activities. These items are added back in ETP's definition of Adjusted EBITDA and distributable cash flow, which we have not yet adopted. The Partnership adopted the LIFO accounting policy for fuel inventory in September 2014.